EXHIBIT 5.2

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

July 18, 2022

Dunxin Financial Holdings Limited

27th Floor, Lianfa International Building,128 Xudong Road,

Wuchang District ,Wuhan City, Hubei Province 430063,

China

Re: Approvals from the CSRC and the CAC

To whom it may concern,

Hubei Zeth Law Office (“we”), a qualified law firm of the People’s Republic of China (the “PRC”, and only for the purpose of this legal opinion and for convenience of expression, excluding Taiwan, is asked by Dunxin Financial Holdings Limited, a company incorporated in Cayman Islands and listed on NYSE American (the “Company”), as its PRC legal counsel, to provide legal opinions on whether the Company or the Group Companies (as defined below) need to obtain certain approvals or permissions from the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”) according to current effective PRC laws, as the Company is conducting its business in PRC through its subsidiaries listed on Schedule I hereto (the “PRC Subsidiaries”) and certain variable interest entities listed on Schedule II hereto (the “VIE”, together with PRC Subsidiaries, the “PRC Entities”) under the contractual arrangements according to a series of controlling agreements listed on Schedule III hereto (the “VIE Contracts”), which were entered into by and among Wuhan Chutian Investment Holding Co., Ltd. (武汉楚天投资控股有限公司) (the “WFOE ”), Hubei Chutian Microfinance Co., Ltd.(湖北楚天小额贷款股份有限公司, “HBCT”) and certain other parties. The Company and PRC Entities are collectively referred herein as the “Group Companies”. Therefore, we hereby issue this opinion letter (this “Letter”) as follows:

I.	Relevant Laws and Opinions:

1.	Regulations on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China (as amended, the “M&A Rules”)

This regulation was initially issued by six governmental ministries and departments of China, including the Ministry of Commerce (the “MOC”) and the CSRC, on August 8, 2006, which provides that the transaction for the overseas listing of a special-purpose vehicle (“SPV”) shall be subject to approval of the CSRC. A “SPV” under the M&A Rules is defined as an overseas company that a domestic company or natural person directly or indirectly controls for the purpose of making its actual domestic company equities get listed abroad, and such term shall apply to a special-purpose company, which, for the purpose of getting listed abroad, its shareholders or the special-purpose company purchase (purchases) the equities of the shareholders of a domestic company or the share increase of a domestic company by paying with the equities of the special-purpose company it holds or by paying with the share-increase of the special-purpose company.

We are of the opinion that the Group Companies will not be required to obtain approval from CSRC under the M&A Rules, since the VIE Contracts are not subject to the M&A Rules because, (A) the WFOE was incorporated as a foreign-invested enterprise by means of foreign direct investments at the time of its incorporation rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules, and (B) there is no statutory provision that clearly classifies the contractual arrangement among WFOE, the related VIE and its shareholders as transactions regulated by the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and future PRC laws and regulations, and there can be no assurance that the China’s governmental authorities in the future will take a view that is not contrary to or otherwise different from our opinion stated above or make an expansive interpretation to the M&A Rules.

1

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

2.	Securities Law of the People’s Republic of China (as amended on December 28, 2019, the “Securities Law”) and related rules.

The Securities Law provides that the CSRC may establish cooperative mechanisms for supervision and administration with securities regulatory authorities of other countries or regions to implement cross-border supervision and administration. The securities regulatory authorities of other countries or regions shall not directly carry out investigation and evidence collection within the territory of the People’s Republic of China, and without the consent of the CSRC (and the relevant authorities under the State Council), no entity or individual shall provide documents or materials related to securities business activities to other countries or regions without authorization. The Securities Laws also stipulate a principle rule that a domestic company seeking for directly or indirectly issuing securities or listing securities for trading in overseas markets shall comply with the relevant regulations of the State Council.

For purpose of implementing Chinese companies’ overseas issuance and listing of shares under the Securities Law, two newly-drafted regulations were published on December 24, 2021 by the State Council and CSRC to open for public consultation, including the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Administration Provisions Draft”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Administrative Measures Draft”, together with the Administration Provisions Draft, including those notes to such drafts, the “Overseas Listing Drafts”), which provides a filing-based regulatory system will be introduced to cover both direct and indirect overseas offering and listing of domestic companies, including basic rules with respect to determination criteria for indirect securities offering and listing in overseas markets, the filing entity and procedures and disclosure on material events.

We are of the opinion that the Group Companies are not subject to approval from CSRC regarding the Company’s listing shares on NYSE American since i) the “documents and materials relating to securities business activities” provided in related provisions of the Securities Laws, refers to the relevant documents provided by listing companies and agents within the territory of PRC according to CSRC and stock exchange’s requirements at the time of such domestic enterprises’ listing and post-listing within the territory of PRC, and the Company, as a foreign entity listed in USA, shall not be subject to such rules if there is no applicable international treatments between CSRC and securities regulatory authorities of relevant countries, ii) the regulations under Overseas Listing Drafts have not come into effect and become formal laws and rules, and to our knowledge, there is no current-effective regulations, enforceable process or procedures to implement such provisions to require a foreign entity listed overseas or any of its operating companies in PRC, which may be defined as a domestic company seeking for directly or indirectly issuing securities or listing securities for trading in overseas markets, to obtain approval or permission from CSRC, and iii) any newly-adopted laws and regulations shall not trace back and apply to the companies which have been already listed in an overseas market.

2

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

However, the Overseas Listing Drafts have given the principles and guidelines for the filing of domestic companies’ indirect overseas offerings and listings. When and if the current version of Overseas Listing Drafts becomes effective, the CSRC would require the filing of an “indirect overseas offering and listing” by a domestic company. Such “indirect overseas offering and listing” includes a securities offering and listing in an overseas market made in the name of an offshore entity but based on the underlying equity, assets, earnings, or other similar rights of a domestic company operating its main business domestically. We also notice that the CSRC confirmed on its website that it will not forbid a company going public overseas through a VIE structure. Together with the announcement of the Overseas Listing Drafts, CSRC further demonstrated that, i) it will adhere to the “Grandfathering Principle”, ii) only new initial public offerings and refinancing by existent overseas-listed Chinese companies will be required to go through the filing process, and iii) companies with a VIE structure are eligible to list overseas after filing with the CSRC, provided that such companies comply with domestic laws and regulations.

Therefore, the Company is not required to make a filing with the CSRC because the Overseas Listing Drafts have not become effective as of the date of this Letter. However, if and when i) the current version of the Overseas Listing Drafts or a substantively similar version of the Overseas Listing Drafts becomes effective, and ii) the Company issues securities for the purpose of refinancing or an occurrence of a material event falling within the scope of the above-mentioned “indirect overseas offering and listing” in any of the Group Companies takes place, a timely filing with the CSRC by an applicable entity pursuant to the then-effective rules would be required.

3.	Related Law and Rules Regarding CAC (collectively, “CAC Rules”)

According to the Cyber Security Law effective as of June 1, 2017, the CAC is responsible for the overall planning and coordination of cyber security work and relevant supervision and management to the construction, operation, maintenance and use of the network within the territory of the PRC.

According to the Data Security Law effective as of September 1, 2021, the Cyber Security Law shall apply to the outbound security management of the important data collected or produced by “critical information infrastructure operators” during their operation within the territory of PRC, and the measures for the outbound security management of the important data collected or produced by “others data processors” during their operation within the territory of the PRC shall be formulated by CAC in conjunction with the relevant departments under the State Council.

3

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

According to the Personal Information Protection Law effective as of November 1, 2021, a personal information processor that truly needs to provide personal information outside the territory of PRC for business sake or other reason shall meet one of the following requirements: 1) passing the security assessment organized by CAC, 2) obtaining personal information protection certification from the relevant specialized institution according to the provisions issued by the CAC, 3) concluding a contract stipulating both parties’ rights and obligations with the overseas recipient in accordance with the standard contract formulated by the CAC, and 4) meeting other conditions set forth by laws and administrative regulations and by the CAC.

According to the Cyber Security Review Measure (as amended on November 16, 2021 and effective as of February 15, 2022, adopted by CAC and other related governmental authorities and departments, including CSRC), the purchase of cyber products and services by “critical information infrastructure operators” and “network platform operators” which engage in data processing activities that affects or may affect national security shall be subject to the cybersecurity review by the CAC and the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review as designated by the CAC. The network platform operators with personal information data of more than one million users that seek listing in a foreign country are obliged to apply for a cybersecurity review by the CAC and the Cybersecurity Review Office, and the CAC together with other competent authorities will review and make an assessment if such applicant’s seeking for listing in an overseas market may cause risks to national security.

On November 14, 2021, the CAC published the Regulations on the Administration of Network Data Security (Draft for Comment) to open for public consultation, which stipulates that if a data processor proposes to be listed abroad or provide personal information outside the territory of PRC, it shall be subject to certain security assessment and filing requirements in CAC or competent authorities.

We are of the opinion that, i) the CAC Rules will not apply to the Company, since the Company is a foreign entity outside jurisdiction of PRC, in case there is no applicable international treatments, and according to our inquiry, the Company does not conduct any business in the territory of PRC directly, ii) the PRC Entities are not required to apply for a cyber security review with CAC under Cyber Security Review Measure since that such regulations become effective after the Company’s listed on NYSE American, and the newly-adopted laws and rules shall not retroactively apply to the Group Companies, iii) the PRC Entities and its microfinance lending business will not be subject to CAC’s review or approval regarding data cyber security under other current-effective CAC Rules since according to inquiry with the Group Companies, (A) all of collection and processing of any personal information or other data in the ordinary course of business are conducted by related PRC Entities within the territory of PRC, (B) none of the PRC Entities provides any personal information or operational data outside the territory of PRC, (C) such personal information or operational data handled by the PRC Entities will not be construed as important data threatening China’s national security, and (D) none of the PRC Entities will fall under the “critical information infrastructure operators”, which are subject to direct and more strict regulatory supervision under CAC Rules, and iv) the Regulations on the Administration of Network Data Security have not come into effect and become formal rules, and to our knowledge, there is no other current-effective regulations, enforceable process or procedures to implement such provisions to require a foreign entity listed overseas or any of its operating companies in PRC to obtain approval or permission from CAC.

4

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

However, neither the Cyber Security Review Measure nor the CAC or any other competent authorities provides any further detailed interpretation or explanation of applicable scope with respect to the companies’ “overseas listing” and such circumstances will “affect or may affect national security,” and we cannot assure that CAC or any other Chinese governmental authorities may have broad discretion in interpreting and enforcing these laws and regulations, including through the adoption of Regulations on the Administration of Network Data Security, which may require related PRC Entities being subject to CAC’s supervision and assessment with respect to cyber or data security review and make filings with CAC or other competent authorities.

II.	Qualifications

1.

We are only engaged by the Company to provide this Letter on the issues provided hereof, and our opinion shall not be interpreted in any extended way or be interpreted as a formal authoritative interpretation.

2.

This Letter is rendered on the basis of PRC Laws that are publicly available and currently in force on the date hereof and there is no guarantee that any of such laws, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. In addition, we cannot guarantee whether relevant government departments will adopt detailed provisions or release any interpretations contrary to our analysis.

3.

We are only qualified to practice the laws of PRC, therefore, we do not intend to provide any opinions or suggestions on any other non-legal subject matter (including without limitation the Company’s accounting, auditing, tax and asset evaluation), nor laws of any jurisdiction other than PRC.

4.

Our opinion is subject to the effects of (a) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (b) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC which will have retroactive effect.

5

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

5.

For the purpose of providing this Letter, we have assumed that, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with original documents of those documents submitted to us as copies, (b) the accuracy and completeness of all factual statements provided to us, and where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and representatives of the Group Companies with proper authority, and also upon representations, oral or written, made by the Group Companies and/or their representatives.

6.

This Letter is furnished to the Company, and may be submitted to SEC or other regulatory agencies or used during communications between the Company and its agents. This Letter shall not be used for any other purpose without our consent. No other parties, whether institutions or individuals, may rely on or quote any part of this report.

7.

The Company or its affiliates shall make an independent judgment on the matters mentioned in this Letter in accordance with the principle of prudence, and shall not hold us liable solely based on our opinions, suggestions or conclusions. We shall not be liable in any way to any other third party for any part of this Letter.

Yours faithfully

/s/ Hubei Zeth Law Office
Hubei Zeth Law Office 湖北哲思律师事务所

6

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

Schedule I

List of Company’s PRC Subsidiaries

Wuhan Chutian Investment Holding Co., Ltd. (武汉楚天投资控股有限公司)

Schedule II

List of VIE

Hubei Chutian Microfinance Co., Ltd.(湖北楚天小额贷款股份有限公司)

Schedule III

List of VIE Contracts

I.	VIE Contracts among WFOE , HBCT and its shareholders

1.	Exclusive management service agreement entered into by the WFOE and HBCT on August 10th, 2017;

2.	Exclusive option agreement entered into by the WFOE, HBCT and holding 80% interest shareholders of HBCT on August 10th, 2017;

3.	Equity pledge agreement entered into by the WFOE, HBCT and holding 80% interest shareholders of HBCT on August 10th, 2017;

4.	Entrustment agreement on shareholder voting rights entered into by the WFOE, HBCT and holding 80% interest shareholders of HBCT on August 10th, 2017;

7